UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

Schedule 14C

(Rule 14c-101)

Schedule 14C Information

Information Statement pursuant to Section 14(c) of the

Securities Exchange Act of 1934 (Amendment No. )

Check the appropriate box:

[X]	Preliminary information statement.

[ ]	Confidential, for use of the Commission only (as permitted by Rule 14c-5(d)(2)).

[ ]	Definitive information statement.

The RBB Fund, Inc.

(Name of Registrant as Specified in Its Charter)

Payment of filing fee (check the appropriate box):

[X]	No fee required.

[ ]	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

[ ]	Fee paid previously with preliminary materials.

[ ]	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, schedule or registration statement no.:

(3)	Filing party:

(4)	Date filed:

ABBEY CAPITAL FUTURES STRATEGY FUND

(INVESTMENT PORTFOLIO OF THE RBB FUND, INC.)

615 East Michigan Street

Milwaukee, WI 53202

May [ ], 2018

Dear Shareholder:

This letter is being provided to shareholders of the Abbey Capital Futures Strategy Fund (the “Fund”), a portfolio of The RBB Fund, Inc. (the “Company”), to notify shareholders of a new trading advisory agreement with a new trading adviser.

Abbey Capital Limited (“Abbey Capital” or the “Adviser”) and the Company are required to furnish shareholders with information about new trading advisers and trading advisory agreements. This notification is a condition of an exemptive order that Abbey Capital and the Company received from the Securities and Exchange Commission permitting Abbey Capital, as the Fund’s investment adviser, to hire new trading advisers or make changes to existing trading advisory agreements with the approval of the Company’s board of directors, but without obtaining approval of the Fund’s shareholders.

The enclosed “Information Statement” provides information relating to the approval of a new trading advisory agreement with a new trading adviser of the Fund. The approval of the new trading advisory agreement as described in the Information Statement does not require shareholder approval.

Please take a few minutes to review the attached materials. Thank you for your investment in the Abbey Capital Futures Strategy Fund.

Best regards,

Salvatore Faia

President

The RBB Fund, Inc., on behalf of the Abbey Capital Futures Strategy Fund

IMPORTANT NOTICE REGARDING THE
AVAILABILITY OF INFORMATION STATEMENT

The Information Statement is available at www.abbeycapital.com

ABBEY CAPITAL FUTURES STRATEGY FUND

(INVESTMENT PORTFOLIO OF THE RBB FUND, INC.)

615 East Michigan Street

Milwaukee, WI 53202

INFORMATION STATEMENT

May [ ], 2018

This Information Statement is being provided to the shareholders of the Abbey Capital Futures Strategy Fund (the “Fund”), a portfolio of The RBB Fund, Inc. (the “Company”), to provide information regarding a new trading advisory agreement among Abbey Capital Limited (“Abbey Capital” or the “Adviser”), Tudor Investment Corporation (“Tudor”) and Abbey Capital Offshore Fund Limited, a wholly-owned and controlled subsidiary of the Fund organized under the laws of the Cayman Islands (the “Subsidiary”). THIS INFORMATION STATEMENT DOES NOT RELATE TO A MEETING OF THE FUND’S SHAREHOLDERS OR TO ANY ACTION BY SHAREHOLDERS. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

Background

The Company is an open-end management investment company organized as a corporation under the laws of the State of Maryland. The Company currently consists of 31 separate portfolio series, including the Fund.

The Fund seeks to provide long-term capital appreciation; with current income as a secondary objective. The Fund seeks to achieve its investment objective by allocating its assets between a "Managed Futures" strategy and a "Fixed Income" strategy. The Managed Futures strategy is achieved by the Fund investing up to 25% of its total assets in the Subsidiary. The Managed Futures strategy investments are designed to achieve capital appreciation in the financial and commodities futures markets. The Adviser allocates the assets of the Subsidiary to one or more trading advisers (“Trading Advisers”) to manage in percentages determined at the discretion of the Adviser.

In addition to Tudor, the Fund’s Trading Advisers consist of the following existing Trading Advisers: Altis Partners (Jersey) Limited, Aspect Capital Limited, Cantab Capital Partners LLP, Eclipse Capital Management, Inc., Graham Capital Management, LP, P/E Global, LLC, Revolution Capital Management, LLC, Trigon Investment Advisors LLC and Welton Investment Partners LLC.

The Adviser may allocate assets of the Subsidiary to a single Managed Futures portfolio or multiple Managed Futures portfolios that include investment styles or sub-strategies such as (i) trend following, (ii) discretionary, fundamentals-based investing with a focus on macroeconomic analysis, (iii) strategies that pursue both fundamental and technical trading approaches, (iv) other specialized approaches to specific or individual market sectors such as equities, interest rates, metals, agricultural and soft commodities and (v) systematic trading strategies which incorporate technical and fundamental variables.

Each Trading Adviser invests according to a Managed Futures strategy in one or a combination of (i) options, (ii) futures, (iii) forwards, (iv) spot contracts or (v) swaps, including total return swaps, each of which may be tied to (i) commodities, (ii) financial indices and instruments, (iii) foreign currencies, or (iv) equity indices. Each current Trading Adviser is registered with the U.S. Commodity Futures Trading Commission (the "CFTC") as a Commodity Trading Advisor (“CTA”). Trading Advisers that are not registered with the Securities and Exchange Commission (“SEC”) as investment advisers provide advice only regarding matters that do not involve securities.

The Fixed Income strategy invests the Fund's assets primarily in investment grade fixed income securities (of all durations and maturities) in order to generate interest income and capital appreciation, which may add diversification to the returns generated by the Fund's Managed Futures strategy. The Fund must set aside liquid assets, or engage in other SEC or staff-approved measures, to "cover" open positions with respect to certain kinds of derivative instruments. The Fixed Income strategy investments may be used to help cover the Fund's derivative positions.

The Adviser has entered into a trading advisory agreement with each Trading Adviser to manage a portion of the Subsidiary's assets. Each Trading Adviser makes investment decisions for the assets it has been allocated to manage. The Adviser oversees the Trading Advisers for compliance with the Fund's investment objective, policies, strategies and restrictions, and monitors each Trading Adviser's adherence to its investment style. The Board of Directors of the Company (the “Board”) supervises the Adviser and the Trading Advisers, establishes policies that they must follow in their management activities, and oversees the hiring, termination and replacement of Trading Advisers recommended by the Adviser.

Not all of the Trading Advisers listed for the Subsidiary may be actively managing assets for the Subsidiary at all times. Subject to the oversight of the Board, the Adviser may temporarily allocate Subsidiary assets away from a Trading Adviser. Situations in which the Adviser may make such a determination include changes in the level of assets in the Fund, changes to the Adviser's view of the Trading Adviser's current opportunities, changes in a Trading Adviser's personnel or a Trading Adviser's adherence to an investment strategy.

The Fund is managed by the Adviser and one or more Trading Advisers unaffiliated with the Adviser. The Adviser also has the ultimate responsibility to oversee the Trading Advisers, and to recommend their hiring, termination and replacement, subject to approval by the Board. The Fund compensates the Adviser for its services at the annual rate of 1.77% of the Fund’s average annual net assets, payable on a monthly basis in arrears. The Adviser compensates the Trading Advisers out of the advisory fee that it receives from the Fund.

The Fund has registered four classes of shares: Class I Shares, Class A Shares, Class C Shares and Class T Shares. Class T Shares are not currently available for sale. The Adviser has contractually agreed to waive its advisory fee and/or reimburse expenses in order to limit total annual fund operating expenses (excluding certain items discussed below) to 1.79%, 2.04%, 2.79% and 2.04% of the Fund's average daily net assets attributable to Class I Shares, Class A Shares, Class C Shares and Class T Shares, respectively. In determining the Adviser's obligation to waive advisory fees and/or reimburse expenses, the following expenses are not taken into account and could cause net total annual fund operating expenses to exceed 1.79%, 2.04%, 2.79% or 2.04%, as applicable: acquired fund fees and expenses, brokerage commissions, extraordinary items, interest or taxes. This contractual limitation is in effect until December 31, 2018 and may not be terminated without the approval of the Board. If at any time the Advisory Agreement is in effect, the Fund's total annual fund operating expenses for a year are less than 1.79%, 2.04%, 2.79% or 2.04%, as applicable, the Adviser may recoup any waived or reimbursed amounts from the Fund within three years from the date on which such waiver or reimbursement was made by the Adviser, provided such reimbursement does not cause the Fund to exceed expense limitations that were in effect at the time of the waiver or reimbursement.

Tudor Investment Corporation and the Tudor Agreement

At a regular meeting of the Board held on February 7, 2018, the directors, including a majority of those directors who are not “interested persons” of the Company (as such term is defined in the Investment Company Act of 1940, as amended (the “1940 Act”)) voting separately, approved a new trading advisory agreement among the Adviser, Tudor and the Subsidiary (the “Tudor Agreement”). The Tudor Agreement became effective on March 5, 2018.

The terms and conditions of the Tudor Agreement are substantially the same as those of the existing trading advisory agreements with the Fund's other Trading Advisers, except that the fee rate to be paid to Tudor under the Tudor Agreement may differ from the fee rate charged by the Fund's other Trading Advisers pursuant to their respective trading advisory agreements with the Adviser. Under the Tudor Agreement, Tudor receives a fee from the Adviser to manage a portion of the assets of the Subsidiary allocated to Tudor by the Adviser (the “Allocated Assets”). Such fee is paid by the Adviser and not by the Fund or the Subsidiary out of the advisory fee paid by the Fund to the Adviser pursuant to the Advisory Agreement. The Fund would have paid the same amount of advisory fees had the Tudor Agreement been in effect during the last fiscal year.

The Tudor Agreement provides that Tudor shall, subject to the supervision and oversight of the Adviser, trade the Allocated Assets on behalf of the Subsidiary in accordance with the terms of the Tudor Agreement and the Supplemental Trading Agreement entered into by the Adviser and Tudor in relation to the Allocated Assets and in accordance with (i) the investment objective, policies and restrictions of the Subsidiary and the Fund in relation to the Subsidiary set forth in the Fund’s prospectus and statement of additional information, as they may be amended from time to time, any additional policies or guidelines, including without limitation compliance policies and procedures, established by the Adviser, the Fund’s Chief Compliance Officer, or by the Board to the extent that such materials have been furnished in writing to Tudor, (ii) the written instructions and directions received from the Adviser and the Fund as delivered; and (iii) all federal and state laws applicable to the Subsidiary and Tudor’s duties under this Agreement, all as may be in effect from time to time.

The Tudor Agreement provides that Tudor may, on occasions when it deems the purchase or sale of a commodity interest to be in the best interests of the Subsidiary as well as other fiduciary or agency accounts managed by Tudor, aggregate, to the extent permitted by applicable laws and regulations, the commodity interests to be sold or purchased in order to obtain the best overall terms available. Tudor agrees to be aware of the position limits imposed on certain commodity interest contracts by the CFTC or applicable contract market. Tudor currently believes and represents that such speculative limits will not materially affect its trading recommendations or strategy for the Subsidiary given Tudor’s current accounts and all proposed accounts for which Tudor has a contract to act as a CTA.

The Tudor Agreement provides that it will continue in effect for an initial term ending August 16, 2019, and from year to year thereafter so long as such continuance is specifically approved at least annually (i) by the Board or by vote of a majority of the outstanding voting securities of the Fund, and (ii) by vote of a majority of the Directors of the Fund who are not interested persons of the Fund, the Adviser or Tudor, cast in person at a meeting called for the purpose of voting on such approval. The Tudor Agreement may be terminated without penalty by vote of the Board or by vote of a majority of the outstanding voting securities of the Fund upon 60 days' written notice to Tudor, by Tudor upon 60 days' written notice to the Fund and the Adviser, or by the Adviser immediately upon notice to Tudor, and each such agreement terminates automatically in the event of an assignment (as defined in the 1940 Act). The Tudor Agreement also automatically terminates upon termination of the Advisory Agreement.

The Tudor Agreement provides that Tudor shall not be liable for any loss arising out of any portfolio investment or disposition thereunder, except a loss resulting from Tudor’s willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of reckless disregard of its obligations and duties thereunder. Under no circumstances shall Tudor be liable for any loss arising out of any act or omission taken by another trading adviser, or any other third party, in respect of any portion of the Fund’s assets not managed by Tudor.

The Tudor Agreement provides that Tudor shall indemnify the Adviser, the Company, the Fund and the Subsidiary, and their respective affiliates and controlling persons (the “Adviser Indemnified Persons”) for any liability and expenses, including reasonable attorneys' fees, which the Adviser Indemnified Persons may sustain as a result of Tudor’s breach of the Tudor Agreement or its representations and warranties therein or as a result of Tudor’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties thereunder or violation of applicable law; provided, however, that the Adviser Indemnified Persons shall not be indemnified for any liability or expenses that may be sustained as a result of the Adviser Indemnified Person's willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties thereunder.

The Tudor Agreement provides that the Adviser shall indemnify Tudor, its affiliates and its controlling persons (the “Tudor Indemnified Persons”) for any liability and expenses, including reasonable attorneys' fees, arising from, or in connection with, the Adviser's breach of the Tudor Agreement or its representations and warranties therein or as a result of the Adviser's willful misfeasance, bad faith, gross negligence, reckless disregard of its duties thereunder or violation of applicable law; provided, however, that Tudor Indemnified Persons shall not be indemnified for any liability or expenses that may be sustained as a result of Tudor’s willful misfeasance, bad faith, gross negligence, or reckless disregard of its duties thereunder.

Information About Tudor. Tudor is a Connecticut-based investment manager, formed in 1980 by Paul Tudor Jones II. Tudor’s main office is located at 200 Elm Street, Stamford, CT, 06902, United States. Tudor is registered with the U.S. Commodity Futures Trading Commission as both a Commodity Trading Advisor and a Commodity Pool Operator and is a member of the National Futures Association in such capacities. Tudor is also registered with the U.S. Securities and Exchange Commission as an investment adviser. The firm runs multiple strategies including but not limited to discretionary global macro, event driven and quantitative investment and trading strategies. The Tudor Emerald Momentum program trades a systematic trend following strategy across a broad range of global futures markets.

Portfolio Managers.

Steven Evans (Managing Director, Director of Tudor’s Systems Trading Group): Steven Evans joined Tudor in August 1997 and is based in the Stamford office. He is Director of Tudor’s Systems Trading Group. Steve serves on various Tudor committees including the Management Committee and the Capital Allocation Committee. Prior to becoming Director of Tudor’s Systems Trading Group in January 2003, he held various positions at Tudor, including Chief Technology Officer. Before joining Tudor, he was a Vice President of Software Development at D.E. Shaw & Co., where he led the design and implementation of a multi-product risk management system (1996-1997). Prior to that, Steve was a Senior Manager in the Advanced Technology Group of Andersen Consulting, now Accenture Consulting, where he led the design and architecture of several large projects, including a real-time market surveillance system for a major international stock exchange (1987-1996). He also developed and sold video games during high school and college. He currently serves as a Director of Headlands Technologies LLC. Steve holds an M.A. (First Class Honours) in Mathematics from Wadham College, Oxford University (1987).

Daryl Cook (Managing Director, Quantitative Portfolio Manager): Daryl Cook joined Tudor in July 1993 and is based in the London office. He is a member of Tudor’s Systems Trading Group’s Portfolio Advisory Group and has over twenty years of experience developing and implementing systematic trading models. Prior to joining Tudor in July 1993, he was employed by Reuters where he helped develop their IDN infrastructure (1988-1993) and Scicon Ltd. (1985-1988). Daryl holds a B.Sc. in Mathematics from Bristol University (1985).

Principal Executive Officers and Directors. Set forth below is a list of each executive officer and director of Tudor indicating position(s) held with Tudor. The address of each individual is c/o Tudor at the address noted above.

Name	Position(s) Held with Tudor
Paul Tudor Jones II	Co-Chairman and Chief Investment Officer
Mark F. Dalton	Co-Chairman
Michael Riccardi	Chief Executive Officer
John R. Torell	Managing Director and Chief Financial Officer
Stephen N. Waldman	Managing Director, General Counsel and Secretary
Shaun King	Chief Executive Officer of Tudor Capital Europe LLP and Tudor Capital Australia Pty Ltd and Global Head of Human Resources
Richard L. Fisher	Non-Executive Director of Tudor
Mark R. Nicholson	Non-Executive Director of Tudor

Other Advisory Clients. Tudor also acts as investment trading adviser to another mutual fund advised by Abbey Capital, which has similar investment objectives as the Fund. The table below sets forth certain information with respect to that fund.

Name of Fund	Net Assets of Fund	Annual Rate of Sub-Advisory Fees	Net Expense Limits
Abbey Capital Multi Asset Fund of The RBB Fund, Inc.	$20,197,430.65 (as of April 30, 2018	Confidential	2.04% with respect to Class A shares, 2.79% with respect to Class C shares and 1.79% with respect to Class I shares of the Fund's average daily net assets (excluding (i) taxes, (ii) interest, (iii) extraordinary items, (iv) acquired fund fees and expenses and (v) brokerage commissions).*

*	This expense limitation agreement is made by the fund's adviser and not Tudor.

Board’s Considerations in Approving the Tudor Agreement

The Board, including a majority of those directors who are not “interested persons” of the Company (as such term is defined in the 1940 Act), approved the Tudor Agreement at a meeting held on February 7, 2018 (the “Meeting”). In considering the Tudor Agreement, the Board took into account all materials provided prior to and during the Meeting and at other meetings throughout the past year, the presentations made during the Meeting, and the discussions held during the Meeting. Among other things, the Board considered (i) the nature, extent, and quality of services to be provided to the Fund by Tudor; (ii) descriptions of the experience and qualifications of the personnel providing those services; (iii) Tudor’s investment philosophies and processes; (iv) Tudor’s assets under management and client descriptions; (v) Tudor’s soft dollar commission and trade allocation policies; (vi) Tudor’s advisory fee arrangements with the Company and other similarly managed clients, as applicable; (vii) Tudor’s compliance procedures; and (viii) Tudor’s financial information and insurance coverage.

The Board considered the nature, extent, and quality of services to be provided by Tudor. The Board also considered the fees payable to Tudor under the proposed Tudor Agreement and the services to be provided by Tudor. In this regard, the Board noted that the fees for Tudor were payable by the Adviser.

After reviewing the information regarding the Adviser’s and Tudor’s costs, profitability and economies of scale, and after considering the services to be provided by Tudor, the Board concluded that the trading advisory fees to be paid by the Adviser to Tudor were fair and reasonable and that the Tudor Agreement should be approved for an initial period ending August 16, 2019.

Additional Information

Advisory and Trading Advisory Fees. For the fiscal year ended August 31, 2017, after waivers and reimbursements, the Fund paid advisory fees to the Adviser of $14,831,562, and the Adviser paid trading advisory fees to the Trading Advisers in the aggregate amount of $5,370,148 .

As of May 11, 2018 (the “Record Date”) the Company’s directors and officers as a group owned beneficially less than 1% of the outstanding shares of the Fund. For the fiscal year ended August 31, 2017, the Fund made no brokerage commission payments to affiliated persons.

Information about the Adviser and the Advisory Agreement. Abbey Capital, an Irish limited company founded in 2000, serves as the investment adviser to the Fund. The Adviser's principal place of business is located at 1-2 Cavendish Row, Dublin 1, Ireland. Cavendish Capital Limited owns 100% of Abbey Capital. As of the April 30, 2018 , the Adviser had over $4 billion in assets under management. The Adviser is registered as an Investment Adviser with the SEC and as a CTA and a CPO with the CFTC (September 2000), and is a member of the NFA. Abbey Capital serves as the Fund's and Subsidiary's investment manager pursuant to the Advisory Agreement.

The list below shows each executive officer and manager of the Adviser indicating position(s) held with the Adviser and other business, profession, vocation or employment of a substantial nature. The address of each individual is c/o the Adviser at the address noted above.

Name	Position(s) Held with Abbey Capital Limited
Tim Brosnan	Non-Executive Chairman
Peter G. Carney	Chief Operating Officer
Anthony Gannon	Director and Chief Executive Officer
Claire Gately	Non-Executive Director
David McCarthy	Non-Executive Director
Louise Harris	Chief Compliance Officer
David McInerney	Chief Financial Officer
Mick Swift	Director and Deputy Chief Executive Officer

The Fund compensates the Adviser for its services at an annual rate of 1.77% of the average daily net assets of the Fund. The Adviser will continue to manage, supervise and conduct the affairs and business of the Fund and the Subsidiary and matters incidental thereto. The Advisory Agreement shall automatically terminate, without the payment of any penalty, in the event of its assignment. The Advisory Agreement may be terminated at any time, on 60 days' written notice by the Adviser or by the Company (by vote of a majority of the outstanding voting securities of the Fund or by vote of the Board). The Advisory Agreement will continue in effect only if approved annually by a majority of the Board, including a majority of non-interested Directors, or by the vote of the shareholders of a majority of the outstanding voting securities of the Fund.

Information About Distributor and Administrator. U.S. Bancorp Fund Services, LLC, 615 East Michigan Street, Milwaukee, Wisconsin, 53202, serves as the Fund’s administrator and Quasar Distributors, LLC, 777 East Wisconsin Avenue, 6th Floor, Milwaukee, Wisconsin 53202, serves as the Fund’s principal underwriter.

Shareholder Reports. The Fund will furnish, without charge, copies of its August 31, 2017 annual report and February 28, 2018 semi-annual report to any shareholder upon request addressed to: Abbey Capital Futures Strategy Fund, c/o U.S. Bancorp Fund Services, LLC, 615 East Michigan Street, Milwaukee, WI 53202. The Fund's annual and semi-annual reports may also be obtained, without charge, by calling 1-844-261-6484.

Share Ownership Information. This Information Statement is being provided to shareholders of record of the Fund as of the Record Date specified above. On such date, following shares of each class of the Fund were outstanding.

Fund	Shares Outstanding
Abbey Capital Futures Strategy Fund
Class I	[ ]
Class A	[ ]
Class C	[ ]
Class T	None

As of the Record Date, to the Company’s knowledge, the following named persons at the addresses shown below were owners of record of approximately 5% or more of the total outstanding shares of the Fund as indicated below:

Name of Fund	Shareholder Name and Address		Number and Percentage of Shares Owned as of Record Date
Abbey Capital Futures Strategy Fund - Class [ ]	[	]	[	]	[	]	%
Abbey Capital Futures Strategy Fund - Class [ ]	[	]	[	]	[	]	%

Procedures for Shareholder Communications with the Board. The Board will receive and review written correspondence from shareholders. Shareholders may address correspondence to individual directors or to the full Board at the Company’s principal business address. The Board or an individual director will respond to shareholder correspondence in a manner that the Board or director deems appropriate given the subject matter of the particular correspondence.

The Company maintains copies of all correspondence addressed to individual directors or the Board. Copies of all such correspondence are forwarded promptly to an individual director or the Board, as applicable. The Company responds to any correspondence in the nature of routine operational matters, such as routine account inquiries, on a timely basis, notwithstanding that the correspondence is addressed to an individual director or the Board, and communicates such response to the Board or director to whom the correspondence was addressed.

Shareholder Proposals. The Company does not intend to hold meetings of shareholders except to the extent that such meetings may be required under the 1940 Act or state law. Under the Company’s By-Laws, shareholders owning in the aggregate 10% of the outstanding shares of all classes of the Company have the right to call a meeting of shareholders to consider the removal of one or more directors. Shareholders who wish to submit proposals for inclusion in a proxy statement for a subsequent shareholder meeting should submit their written proposals to the Company at its principal office within a reasonable time before such meeting. The timely submission of a proposal does not guarantee its consideration at the meeting.

Householding Information. If possible, depending on shareholder registration and address information, and unless you have otherwise opted out, only one copy of this Information Statement will be sent to shareholders at the same address. If you would like to receive a separate copy of this Information Statement, please call toll-free at 1-844-261-6484 or write to the Fund c/o U.S. Bancorp Fund Services, LLC, P.O. Box 701, Milwaukee, Wisconsin 53201-0701. If you currently receive multiple copies of Information Statements or shareholder reports and would like to request to receive a single copy of documents in the future, please call the toll-free number or write to the address above.

9